Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2010

•	Service and Technology Revenue of $41.3 million, in-line with guidance

•	TiVo-Owned subscription gross additions increased 7% year-over-year

•	Canal Digital, the largest satellite operator in Scandinavia, to deploy TiVo solution; TiVo now expected to reach up to seven million households in Europe

•	iPad application to launch in December; will uniquely work in tandem with what a viewer is watching on the television

•	Power||Watch™ opt-in panel to increase from 25,000 to 100,000 TiVo households, largest offering of its kind on the market today

•	United States Patent and Trademark Office affirmed validity of all claims of Time Warp
Patent for the third time; TiVo remains confident in the outcome of the litigation following oral arguments in a recent en banc review

ALVISO, Calif. - November 23, 2010 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services including digital video recorders (DVRs) for consumers and content distributors and consumer electronics manufacturers, today reported financial results for the third quarter ended October 31, 2010.

Tom Rogers, President and CEO of TiVo, said, “This was an important quarter as we executed on our strategic initiatives aimed at expanding our distribution and building on our leadership in providing an advanced television solution. In the U.S., RCN deployment continues to exceed expectations. Outside the U.S., our momentum continues to build as we signed yet another European distribution deal with Canal Digital, the largest satellite operator in Scandinavia and as Virgin is nearing launch of our service. We are the only service provider solution today that combines traditional linear television, operator video-on-demand with the vast new world of broadband-on-demand content and we are seeing significant traction with operators as they increasingly recognize that we are the innovator of that approach. This is especially true as we prove that we are at the cutting edge with an increasing feature set such as integrated search and an iPad feature that is not only a command and control device for watching TV but allows users to actually interact with the content they are watching on their television screen.”

For the third quarter, service and technology revenues were $41.3 million, compared to our guidance of $40 million to $42 million and compared with $ 47.1 million for the same period last year and $42.1 million in the prior quarter. Adjusted EBITDA was ($12.2) million, compared to guidance of ($11) million to ($13) million, and $1.6 million in the same period a year ago. TiVo reported a net loss of ($20.6) million, compared to guidance of a net loss of ($19) million to ($21) million and a net loss of ($6.4) million in the year ago quarter. Net loss per share this quarter was ($0.18). TiVo-Owned subscription gross additions increased 7% year-over-year.

Rogers continued, “We believe that the work that we are doing and the distribution deals we have in place will become apparent in our financials over time and will change the trajectory of our subscription base in a meaningful way in the relative near-term, given the operator relationships that TiVo already has in place.

“On the mass distribution front, operators face an incredibly fast changing environment as over-the-top content now readily streams into homes and as they are stuck with interfaces that haven't changed much since the 1980s. We are the only currently deployed product that addresses these issues facing operators today, allowing them to remain competitive by providing a flexible platform by which to offer subscribers a full television experience with linear, video-on-demand and broadband in an integrated product.

“Our deal with RCN exemplifies how an operator is embracing TiVo to gain an immediate competitive advantage and to address the growing broadband television trend. RCN deployment thus far has exceeded expectations in both subscriber volume and customer satisfaction. Suddenlink, the seventh-largest U.S. cable operator, is nearing launch in its first market. Our partnership with Suddenlink demonstrates just how efficiently a TiVo solution can be deployed by taking our retail product and provisioning it as a cable box with modifications to incorporate the operator's video-on-demand service.

“Momentum on the international front continues as we are moving even closer to launch with Virgin Media in the UK. We believe the Virgin offering will be one of the best on the market and will include the seamless integration of traditional television, video-on-demand catch-up television combined with  broadband video and interactive applications.. In fact Virgin sees so much value and a significant competitive advantage through its partnership with TiVo that in a recent press statement detailing the upcoming TiVo launch, Cindy Rose, the company's executive director of digital entertainment at Virgin Media, stated, 'Virgin Media's next generation connected TV service - powered by TiVo - and combined with our superior broadband will blow other "connected TV" products out of the water.'

“Separately, in Spain, our work with ONO is progressing as we drive towards deployment next year.

“Additionally, last week we announced yet another distribution deal to deploy the TiVo solution in Europe with Canal Digital, the largest satellite operator in Scandinavia. This is a very important deal, not only because it brings TiVo into a sizeable and attractive international market, but because it gives us a foundational international satellite platform which can be a basis for extending TiVo to other satellite operators - a significant asset given that direct broadcast satellite remains the dominant medium for provision of pay television service outside the U.S. This deal will take advantage of some valuable development work we have been doing with Conax under the deal we announced with them last year and is a perfect example of how we can leverage relationships with conditional access and third party hardware vendors, to secure additional distribution deals.

“All told, these two exclusive deals with Virgin and Ono, along with Canal Digital, are expected to make the TiVo experience available to up to seven million households in Europe over the next several years and will help bolster our position as the clear leader in the fastest growing segment of pay TV - the integration of linear and broadband content.

“Moving to the TiVo-Owned side of the business, we're highly focused on finding ways to drive incremental subscription volumes, while maintaining or even enhancing the financial model associated with new subscriptions. As we looked ahead to what we could accomplish for the upcoming holiday season, we tested in our direct channel possible new pricing options. The results of our testing showed that lower upfront pricing combined with higher monthly fees drove significant increases in volume, and with expected increases in ARPU and revenues, while also lifting subscription profitability. As a result, we made the decision to more widely deploy these pricing options for the holiday season. However, while the lower upfront cost leads to a near-term impact on earnings, we do expect that it will have a long-term positive impact on our financial results and strengthen the TiVo-Owned business.

“Our efforts to drive more leverage from our TiVo-Owned business are only enhanced as we continue to improve the capabilities and innovation of our product in meaningful ways. As an example we will be launching our iPad app in a few weeks. While many others have announced an iPad app that is just a glorified remote control, the TiVo iPad app will be an experience that uniquely works in tandem with what you are watching on the television screen. This highlights a key point of distinction from other iPad apps being developed and shows our true leadership in advanced television solutions for both the main television screen and second screen devices.

“We also continue to add content to the millions and millions of pieces of content already available on TiVo. We recently announced that TiVo Premiere subscribers will gain access to the full array of Hulu Plus content streamed instantly to their TVs. Additionally, for music fans, we've expanded our audio offering with Pandora now available on all broadband-connected TiVo Premiere boxes. The additions of Hulu Plus and Pandora to TiVo's broadband content offerings are yet more examples of how TiVo is delivering on its promise to bring the best of all entertainment options to the living room in one easy-to-use and elegant device.

“Additionally on the TiVo-Owned front, we are also encouraged by a recent Federal Communications Commission action updating its rules to, among other things, ensure that retail CableCARD devices have access to all linear cable channels delivered using switched digital video techniques, providing discounts on cable bundles to subscribers who bring their own retail box, and providing a CableCARD self-installation option so that retail customers do not need to wait around for a cable installer. The FCC expressed its intention to strictly enforce its CableCARD rules and we believe these updates will help make our TiVo-Owned products more attractive to consumers. We also believe that this will make it easier for our CableCARD customers to deal with issues at the point of sale.

“This quarter we also continued to enhance TiVo's audience research and measurement capabilities, broadening our ability to play a vital role to advertisers, brands and networks as they try to navigate the maze of an increasingly fragmented TV audience landscape. To that end, we are increasing the size of our Power||Watch opt-in panel from 25,000 to 100,000 TiVo households, making it the largest second by second demographic, psychographic, and segmentation characteristics sample derived from set-top-box data.

“Touching on our ongoing litigation with EchoStar, we argued our case against EchoStar before all of the Federal Circuit judges in an en banc review and expect a decision from the Court in the next several months. We remain confident in our position and the outcome. Separately, the United States Patent and Trademark Office affirmed the validity of all claims of our Time Warp Patent at issue for the third time, making our patent even stronger.”

Rogers concluded, “As we move toward the end of the year, we believe momentum is building around the elements of our business that will drive future growth. We have showcased to the pay TV world that we have a unique advanced television solution that is ready to be deployed today. As a result, the number of signed domestic and international distribution deals continues to grow. We have also continued to successfully protect our intellectual property and believe that we are steps closer to a final decision in our litigation with EchoStar. We believe that all of these catalysts will help to improve the distribution and financial trajectory for the Company.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2011, TiVo anticipates service and technology revenues in the range of $40 million to $42 million, a net loss in the range of ($32) million to ($34) million, and an Adjusted EBITDA loss in the range of ($24) million to ($26) million.

The fourth quarter is being impacted by up to $10 million due to our current holiday hardware pricing. Also, we currently expect our fiscal year 2012 Adjusted EBITDA to be well below our fourth quarter run rate.

This financial guidance is based on information available to management as of November 23, 2010. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET) today, November 23, 2010. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 22585259). The Webcast will be archived and available through November 30, 2010 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 22585259.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2010 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including TiVo's mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with RCN, Suddenlink and other operators, and internationally in the UK (with Virgin Media), in Spain (with ONO), in Scandanavia (with Canal Digital) and other regions, our relationship with Conax and Technicolor and our expectations regarding future operator distribution deals in connection with this integrated solution, the expectations regarding future results of TiVo's litigation with EchoStar, TiVo's intent to protect and defend its intellectual property, future TiVo products and services including iPad application from TiVo and launch of Hulu Plus on the TiVo service, future standalone subscription growth and the expected financial impact of TiVo's new holiday pricing, future new avenues for growth in TiVo's audience research business and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2010, Quarterly Reports on Form 10-Q for periods ended April 30, 2010 and July 31, 2010, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
Revenues
Service revenues	$34,298	$37,701	$106,196	$121,330
Technology revenues	7,024	9,351	20,412	23,086
Hardware revenues	9,532	10,030	37,182	25,398
Net revenues	50,854	57,082	163,790	169,814
Cost of revenues
Cost of service revenues (1)	9,878	10,021	30,168	30,002
Cost of technology revenues (1)	4,172	5,924	13,404	16,269
Cost of hardware revenues	13,566	14,436	44,331	37,947
Total cost of revenues	27,616	30,381	87,903	84,218
Gross margin	23,238	26,701	75,887	85,596
Research and development (1)	20,446	15,370	58,400	44,794
Sales and marketing (1)	6,157	5,727	20,539	16,885
Sales and marketing, subscription acquisition costs	1,398	1,206	5,955	3,026
General and administrative (1)	16,162	11,165	41,962	34,634
Total operating expenses	44,163	33,468	126,856	99,339
Loss from operations	(20,925)	(6,767)	(50,969)	(13,743)
Interest income	348	287	1,098	613
Interest expense and other	—	9	(147)	87
Loss before income taxes	(20,577)	(6,471)	(50,018)	(13,043)
Provision for income taxes	(43)	24	(106)	(11)
Net loss	$(20,620)	$(6,447)	$(50,124)	$(13,054)
Net loss per common share - basic and diluted	$(0.18)	$(0.06)	$(0.44)	$(0.12)
Weighted average common shares used to calculate basic and diluted net loss per share	114,179,608	107,822,339	113,171,074	105,333,594
(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$209	$280	$573	$832
Cost of technology revenues	777	636	1,877	1,807
Research and development	1,935	2,001	6,250	6,452
Sales and marketing	987	664	2,670	1,899
General and administrative	2,534	2,568	7,446	8,213

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2010	January 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$77,281	$70,891
Short-term investments	150,209	173,691
Accounts receivable, net of allowance for doubtful accounts of $500 and $409	17,272	16,996
Inventories	23,032	12,110
Deferred cost of technology revenues, current	10,547	441
Prepaid expenses and other, current	8,782	8,245
Total current assets	287,123	282,374
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $43,093 and $40,934, respectively	10,453	10,098
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $14,473 and $12,501, respectively	7,593	9,565
Deferred cost of technology revenues, long-term	628	—
Prepaid expenses and other, long-term	1,222	1,263
Long-term investments	7,581	7,512
Total long-term assets	27,477	28,438
Total assets	$314,600	$310,812
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$26,370	$20,712
Accrued liabilities	27,824	24,786
Deferred revenue, current	32,891	38,952
Total current liabilities	87,085	84,450
LONG-TERM LIABILITIES
Deferred revenue, long-term	32,877	28,990
Deferred rent and other long-term liabilities	249	231
Total long-term liabilities	33,126	29,221
Total liabilities	120,211	113,671
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 116,973,320 and 110,434,022, respectively and outstanding shares are 116,083,047 and 109,869,062, respectively	117	110
Additional paid-in capital	947,947	896,695
Treasury stock, at cost - 890,273 shares and 564,960 shares, respectively	(8,183)	(4,325)
Accumulated deficit	(744,837)	(694,713)
Accumulated other comprehensive loss	(655)	(626)
Total stockholders’ equity	194,389	197,141
Total liabilities and stockholders’ equity	$314,600	$310,812

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(50,124)	$(13,054)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	6,824	6,859
Loss on disposal of fixed assets	42	—
Stock-based compensation expense	18,816	19,203
Amortization of discounts and premiums on investments	1,473	—
Utilization of trade credits	93	23
Allowance for doubtful accounts	323	147
Changes in assets and liabilities:
Accounts receivable	(599)	(1,115)
Inventories	(10,922)	6,220
Deferred cost of technology revenues	(10,734)	270
Prepaid expenses and other	(589)	(7,612)
Accounts payable	5,689	10,081
Accrued liabilities	3,038	(36)
Deferred revenue	(2,174)	(8,710)
Deferred rent and other long-term liabilities	18	—
Net cash provided by (used in) operating activities	$(38,826)	$12,276
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(133,264)	(268,852)
Sales or maturities of short-term investments	155,175	152,931
Purchase of long-term investment	—	(3,400)
Acquisition of property and equipment	(5,280)	(5,629)
Acquisition of capitalized software and intangibles	—	(1,532)
Net cash provided by (used in) investing activities	$16,631	$(126,482)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	30,036	36,204
Proceeds from issuance of common stock related to employee stock purchase plan	2,407	2,320
Treasury Stock - repurchase of stock for tax withholding	(3,858)	(2,592)
Payment under capital lease obligation	—	(48)
Net cash provided by financing activities	$28,585	$35,884
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$6,390	$(78,322)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	70,891	162,337
Balance at end of period	$77,281	$84,015

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	October 31,		Three Months Ending
	2010	2009	January 31, 2011
	(In thousands)		(In millions)
Net loss	$(20,620)	$(6,447)	$(34) - $(32)
Add back:
Depreciation & amortization	2,264	2,249	$2-$3
Interest income & expense	(348)	(287)	$0-$(1)
Provision for income tax	43	(24)	$0
EBITDA	(18,661)	(4,509)	$(32) - $(30)
Stock-based compensation	6,442	6,149	$6
Adjusted EBITDA	$(12,219)	$1,640	$(26) - $(24)
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended October 31,
(Subscriptions in thousands)	2010	2009
TiVo-Owned Subscription Gross Additions:	35	34
Subscription Net Additions/(Losses):
TiVo-Owned	(45)	(45)
*MSOs/Broadcasters	(67)	(269)
Total Subscription Net Additions/(Losses)	(112)	(314)
Cumulative Subscriptions:
TiVo-Owned	1,321	1,537
MSOs/Broadcasters	951	1,199
Total Cumulative Subscriptions	2,272	2,736
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	56%	58%
* MSOs/Broadcasters Subscription Net Additions/(Losses) in the third quarter ended October 31, 2009 would have been a loss of (123,000) subscriptions, excluding a one time reduction of (146,000) subscriptions associated with a subscription over-reporting error by DIRECTV.

Included in the 1,321,000 TiVo-Owned subscriptions are approximately 282,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2010	2009
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,345	1,560
TiVo-Owned subscription cancellations	(80)	(79)
TiVo-Owned Churn Rate per month	(2.0)%	(1.7)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video on Demand services, as well as, increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2010	2009	2010	2009
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,398	$1,206	$1	$4,716
Hardware revenues	(9,532)	(10,030)	(60,571)	(36,279)
Less: MSOs/Broadcasters-related hardware revenues	3,416	190	23,272	2,041
Cost of hardware revenues	13,566	14,436	72,293	53,711
Less: MSOs/Broadcasters-related cost of hardware revenues	(2,618)	(203)	(20,062)	(2,027)
Total Acquisition Costs	6,230	5,599	22,909	22,162
TiVo-Owned Subscription Gross Additions	35	34	146	161
Subscription Acquisition Costs (SAC)	$178	$165	$157	$138

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters' sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$34,298	$37,701
Less: MSOs/Broadcasters-related service revenues	(3,670)	(1,893)
TiVo-Owned-related service revenues	30,628	35,808
Average TiVo-Owned revenues per month	10,209	11,936
Average TiVo-Owned per month subscriptions	1,345	1,560
TiVo-Owned ARPU per month	$7.59	$7.65

	Three Months Ended October 31,
MSOs/Broadcasters Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$34,298	$37,701
Less: TiVo-Owned-related service revenues	(30,628)	(35,808)
*MSOs/Broadcasters-related service revenues	3,670	1,893
Average MSOs/Broadcasters revenues per month	1,223	631
Average MSOs/Broadcasters per month subscriptions	984	1,378
*MSOs/Broadcasters ARPU per month	$1.24	$0.46
* MSOs/Broadcasters-related ARPU in the third quarter ending October 31, 2009 would have been approximately $0.88, excluding the one time reduction of $1.8 million in MSOs/Broadcasters-related service revenues related to the one time reduction of 146,000 subscriptions associated with the correction of subscription over-reporting error by DIRECTV.

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters' subscription service revenues and MSOs/Broadcasters'-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters' subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters'-related service revenues by the average MSOs/Broadcasters' subscriptions for the period. The above table shows this calculation.